Exhibit 99.4

TABULA RASA HEALTHCARE, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On August 31, 2018, TRHC MEC Holdings, LLC, a Delaware limited liability company (“Purchaser”) and wholly-owned subsidiary of Tabula Rasa HealthCare, Inc., a Delaware corporation (“TRHC” or the “Company”) entered into, and consummated the transactions contemplated by, a Membership Interest Purchase Agreement (the “Purchase Agreement”), by and among Purchaser, each member (each, a “Seller” and collectively, the “Sellers”) of Mediture LLC, a Minnesota limited liability company, and eClusive L.L.C., a Minnesota limited liability company (collectively, “Mediture”), and Kelley Business Law, PLLC, solely in its capacity as the Seller Representative. Pursuant to the Purchase Agreement, each Seller assigned, transferred and sold to Purchaser, and Purchaser purchased from such Sellers, all of the issued and outstanding membership and/or economic interests of Mediture (collectively, the “Transaction”).

At the closing of the Transaction, TRHC paid (i) $18.5 million in cash consideration, subject to adjustments set forth in the Purchase Agreement, and (ii) issued 45,561 shares of TRHC common stock (valued at $76.82 per share).  A portion of the cash consideration is being held in escrow to secure potential claims by TRHC for indemnification under the Purchase Agreement and in respect of adjustments to the purchase price.

The material terms of the Purchase Agreement were previously disclosed by the Company in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 4, 2018 (the “Acquisition 8-K”) and the foregoing is qualified in its entirety by reference to the Purchase Agreement, which is attached as Exhibit 2.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2018.

The following unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying notes of the Company included in the Quarterly Report on Form 10-Q as of and for the three and nine months ended September 30, 2018, filed with the SEC on November 8, 2018, the Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 14, 2018, the Acquisition 8-K, as well as Amendment No. 1 to the Acquisition 8-K, the notes to the unaudited pro forma combined financial statements included in this Amendment No. 1 to the Acquisition 8-K, and the historical financial statements and related notes of the Mediture business included as Exhibits to this Amendment No. 1 to the Acquisition 8-K.

The presentation of the unaudited pro forma statement of income reflects the combined results of operations as if the acquisition had occurred on January 1, 2017, the beginning of the Company’s 2017 fiscal year, and excludes items related to the acquisition that are nonrecurring and includes items that are directly attributable to the acquisition, expected to have a continuing impact, and are factually supportable.

The preliminary allocation of the purchase consideration presented in Note 2 and used to prepare the unaudited pro forma financial statements is based on a preliminary valuation of assets acquired and liabilities assumed. Accordingly, the purchase price allocation is considered preliminary and may materially change before final determination. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the unaudited pro forma financial statements included herewith. A final determination of these fair values shall be based on the actual net tangible and intangible assets of Mediture that exist as of the closing date of the transaction. In addition, the unaudited pro forma financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the acquisition.  No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the acquisition. The unaudited pro forma financial statements also does not reflect pro forma adjustments for non-recurring charges related to integration activities or exit costs that may be incurred by the Company or Mediture in connection with the acquisition.

The unaudited pro forma combined statements of operations are based on the estimates and assumptions set forth in the notes hereto. The unaudited pro forma combined statements of operations are provided for informational purposes only and are not necessarily indicative of results that would have occurred had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma statements of operations do not purport to be indicative of the future financial position or operating results of the combined operations. Transactions between the Company and Mediture during the periods presented were eliminated in the unaudited pro forma financial statements.

TABULA RASA HEALTHCARE, INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018

(In thousands, except share and per share amounts)

	Historical	Mediture	Pro forma		Pro forma
	Tabula Rasa HealthCare, Inc.	Acqusition	Adjustments		Tabula Rasa HealthCare, Inc.
			(Note 3)
Revenue:
Product revenue	$82,603	$—	$—		$82,603
Service revenue	64,357	7,886	(109	)(a)	72,134
Total revenue	146,960	7,886	(109)		154,737
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	62,007	—	(82	)(a)	61,925
Service cost	37,125	6,027	48	(a), (b)	43,200
Total cost of revenue	99,132	6,027	(34)		105,125
Operating (income) expenses:
Research and development	8,515	—	—		8,515
Sales and marketing	6,985	107	—		7,092
General and administrative	20,229	1,402	(1,404	)(c)	20,227
Change in fair value of acquisition-related contingent consideration (income) expense	40,385	—	—		40,385
Depreciation and amortization	12,110	235	668	(d)	13,013
Total operating expenses	88,224	1,744	(736)		89,232
Income (loss) from operations	(40,396)	115	661		(39,620)
Other (income) expense:
Interest expense	415	3	624	(e)	1,042
Total other expense	415	3	624		1,042
Income (loss) before income taxes	(40,811)	112	37		(40,662)
Income tax expense (benefit)	(4,107)	—	37	(f)	(4,070)
Net income (loss)	$(36,704)	$112	$0		$(36,592)

Net income (loss) attributable to common stockholders:
Basic	$(36,704)				$(36,592)
Diluted	$(36,704)				$(36,592)

Net income (loss) per share attributable to common stockholders:
Basic	$(1.93)				$(1.92)
Diluted	$(1.93)				$(1.92)

Weighted average common shares outstanding:
Basic	18,989,334		40,387	(g)	19,029,721
Diluted	18,989,334		40,387	(g)	19,029,721

See accompanying notes to unaudited pro forma financial statements.

TABULA RASA HEALTHCARE, INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017

(In thousands, except share and per share amounts)

	Historical	Mediture	Pro forma		Pro forma
	Tabula Rasa HealthCare, Inc.	Acqsuition	Adjustments		Tabula Rasa HealthCare, Inc.
			(Note 3)
Revenue:
Product revenue	$98,523	$—	$—		$98,523
Service revenue	36,023	11,669	(140	)(a)	47,552
Total revenue	134,546	11,669	(140)		146,075
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	75,123	—	(105	)(a)	75,018
Service cost	18,532	8,951	112	(a), (b)	27,595
Total cost of revenue	93,655	8,951	7		102,613
Operating (income) expenses:
Research and development	5,628	—	—		5,628
Sales and marketing	5,542	78	—		5,620
General and administrative	21,181	1,281	(802	)(c)	21,660
Change in fair value of acquisition-related contingent consideration (income) expense	(6,173)	—	—		(6,173)
Depreciation and amortization	9,512	141	1,002	(d)	10,655
Total operating expenses	35,690	1,500	200		37,390
Income (loss) from operations	5,201	1,218	(347)		6,072
Other (income) expense:
Interest expense	688	4	938	(e)	1,630
Total other expense	688	4	938		1,630
Income (loss) before income taxes	4,513	1,214	(1,285)		4,442
Income tax expense (benefit)	(9,783)	—	(27	)(f)	(9,810)
Net income (loss)	$14,296	$1,214	$(1,258)		$14,252

Net income (loss) attributable to common stockholders:
Basic	$14,296				$14,252
Diluted	$14,296				$14,252

Net income (loss) per share attributable to common stockholders:
Basic	$0.85				$0.85
Diluted	$0.76				$0.76

Weighted average common shares outstanding:
Basic	16,730,418		45,561	(g)	16,775,979
Diluted	18,774,374		45,561	(g)	18,819,935

See accompanying notes to unaudited pro forma financial statements.

TABULA RASA HEALTHCARE, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Note 1. Basis of pro forma preparation

The unaudited pro forma combined financial statements are based on the historical consolidated financial statements of Tabula Rasa HealthCare, Inc. (the “Company”) and the historical financial statements of Mediture, after giving effect to the acquisition using the purchase method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, and applying the assumptions and adjustments described in the accompanying notes. The unaudited pro forma statement of operations for the year ended December 31, 2017 and nine months ended September 30, 2018 is presented as if the acquisition had occurred on January 1, 2017, the beginning of the Company’s fiscal year.

Note 2. Total purchase consideration and preliminary purchase price allocation

On August 31, 2018, the Company entered into a membership interest purchase agreement with each member of Mediture LLC and eClusive L.L.C. (collectively, “Mediture”) pursuant to which the Company acquired all of the issued and outstanding membership and/or economic interests of Mediture. Mediture is a provider of electronic health record solutions and third party administrator services in the PACE market and also services several managed long-term care organizations in the State of New York. The consideration for the acquisition was comprised of (i) $18,500 cash consideration paid upon closing, subject to certain customary post-closing adjustments, upon the terms and subject to the conditions contained in the purchase agreement and (ii) the issuance of 45,561 shares of the Company’s common stock, based on a value of $3,500 and calculated based on the arithmetic average of the daily volume-weighted average (rounded to two decimal places) trading price per share of the Company’s common stock for the 15 full trading days ended on and including the trading day prior to the closing of the acquisition, using trading prices reported on the NASDAQ Global Market. The stock consideration issued at the closing of the acquisition had an acquisition-date fair value of $3,595 based on the closing trading price on August 31, 2018. A portion of the cash consideration paid at closing is being held in escrow to secure potential claims by the Company for indemnification under the agreement and in respect of adjustments to the purchase price.

The total purchase price described above has been allocated to Mediture’s tangible and intangible assets acquired and liabilities assumed as of the acquisition date, based on their estimated relative fair values. The final allocation will be based upon valuations and other analysis for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial statements. The final purchase price allocation will be determined after a complete and thorough analysis within one year after the closing date of the acquisition. As a result, the final acquisition accounting adjustments could differ materially from the pro forma adjustments presented herein. The purchase price of Mediture is allocated to the assets and liabilities to be assumed on the following preliminary basis as disclosed in Note 6 on the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 8, 2018:

Purchase price consideration
Cash consideration at closing, net of post-closing adjustments	$17,452
Stock consideration at closing	3,595
Total fair value of acquisition consideration	$21,047

Purchase Price Allocation
Cash	$2,427
Accounts receivable	898
Prepaid expenses and other current assets	136
Property and equipment	219
Trade name	300
Developed technology	2,300
Client relationships	4,400
Non-competition agreement	1,300
Goodwill	13,167
Total assets acquired	$25,147

Accrued expenses and other liabilities	(3,811)
Trade accounts payable	(112)
Other long-term liabilities	(177)
Total purchase price	$21,047

Note 3. Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change including with respect to final purchase price and allocation thereof. Final adjustments could result in a materially different purchase price and/or allocations of the purchase price, which would affect the values assigned to tangible or intangible assets and the amount of depreciation and amortization expense recorded in the combined financial statements. The effect of any changes to the combined statements would depend on the final purchase price and the nature and amount of final purchase price allocations and could be material. The following adjustments have been reflected in the unaudited pro forma combined statements of operations:

Adjustments to the pro forma statement of operations

(a)     Intercompany revenues and cost of revenues

Pro forma adjustment represents the elimination of service revenue generated by Mediture from the Company, and elimination of cost of revenue incurred by the Company from Mediture. During the nine months ended September 30, 2018 and the fiscal year ended December 31, 2017, $109 and $140, respectively, of intercompany revenues were generated between Mediture and the Company. During the nine months ended September 30, 2018 and the fiscal year ended December 31, 2017, product costs of $82 and $105, respectively, and service costs of $27 and $35, respectively, were incurred by the Company from Mediture. The pro forma adjustments reflect the elimination of these revenues and cost of revenues as they would be eliminated in consolidation if the acquisition occurred on January 1, 2017.

(b)    Stock compensation expense and commission expense

On the acquisition date, the Company granted stock option awards to employees of Mediture. The pro forma adjustments reflect estimated additional stock compensation expense of $236 and $354 for the nine months ended September 30, 2018 and the fiscal year ended December 31, 2017, respectively, related to stock option awards granted to employees of Mediture on the acquisition date.

During the nine months ended September 30, 2018 and the fiscal year ended December 31, 2017, Mediture incurred commission expense related to an executive employee of $161 and $207, respectively. The pro forma adjustments reflect the elimination of this commission expense from Mediture’s historical financials as they are not expected to have a continuing impact on the results of the combined entity.

(c)    Acquisition-related costs, settlement costs, and partner payments

The Company incurred $367 of acquisition costs primarily related to legal and advisory fees during the nine months ended September 30, 2018. These costs are reversed in the unaudited pro forma statement of operations as they represent non-recurring charges directly related to the acquisition of Mediture.

Mediture incurred $130 of seller costs primarily related to legal and advisory fees during the nine months ended September 30, 2018. These costs are reversed in the unaudited pro forma statement of operations as they represent non-recurring charges directly related to the sale of Mediture to the Company.

Mediture incurred $200 of settlement costs related to potential outstanding commissions for a terminated employee as a result of the acquisition. These costs are reversed in the unaudited pro forma income statement as they represent non-recurring charges directly related to the sale of Mediture.

During the nine months ended September 30, 2018 and the fiscal year ended December 31, 2017, Mediture incurred approximately $707 and $802, respectively, of compensation and other expenses paid to Mediture’s member partners. The pro forma adjustments reflect the elimination of these expenses from Mediture’s historical financials as they are not expected to have a continuing impact on the results of the combined entity.

(d)    Amortization expense

Reflects the additional estimated amortization expense related to the acquired intangible assets. The acquired intangible assets and related increased amortization expense based on the preliminary estimate of fair values for the nine months ended September 30, 2018 and year ended December 31, 2017 is as follows:

	Weighted Average
	Amortization Period	Preliminary	Amortization Expense	Amortization Expense
	(in years)	Fair Value	December 31, 2017	September 30, 2018

Trademarks	3.00	$300	$100	$67
Client relationships	11.86	4,400	371	180
Non-competition agreements	5.00	1,300	260	248
Developed technology	8.50	2,300	271	173
Total		$8,300	$1,002	$668

These estimated fair values and useful lives are considered preliminary and are subject to change based on final purchase price valuation amounts. Changes in fair value or useful life of the acquired intangible assets may be material. The fair values of the intangible assets were preliminarily estimated using income based approaches with the assistance of a third party appraiser. Specifically, the fair values of trademarks and technology were estimated using the relief from royalty method. The Company derived the hypothetical royalty income from the projected revenues of Mediture. The fair value of client relationships was estimated using a multi period excess earnings method. To calculate fair value, the Company used cash flows discounted at a rate considered appropriate given the inherent risks associated with each client grouping. The fair value of the non-competition agreements was estimated using the discounted earnings method by estimating the potential loss of earnings absent the non-competition agreements, assuming the covenantor competes at different time periods during the life of the agreements.

The useful lives of the intangible assets were estimated based on the expected future economic benefit of the assets and is being amortized over the estimated useful life in proportion to the economic benefits consumed using the straight-line method.

(e)    Interest expense

The Company maintains an Amended and Restated Loan Agreement (the “Loan Agreement”) that provides for a $40,000 revolving credit facility, with a $1 million sublimit for cash management services and letters of credit and foreign exchange transactions (the “Credit Facility”). On August 31, 2018 in connection with the acquisition of Mediture, the Company drew down $18,500 on the Company’s Credit Facility.

The pro forma adjustment includes increased interest expense of $624 for the nine months ended September 30, 2018 and $938 for the year ended December 31, 2017 associated with the draw down of $18,500 on the Company’s credit facility to finance the closing cash payment of the Mediture acquisition, with interest expense based on an interest rate of 5.00% as of the acquisition date.

(f)    Provision for income taxes

This represents the tax effect of adjustments to income (loss) before income taxes at the estimated tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded.

(g)    Weighted average common shares outstanding

Reflects the adjustment to weighted average shares used in computing basic and diluted net loss per share to account for the number of shares of the Company’s common stock issued in connection with the closing stock consideration payment for the acquisition of Mediture.